EXHIBIT 99.4

The Berkshire Gas Company
Financial Statements
Period from November 17, 2010 to December 31, 2010 (Successor), the period January 1, 2010 to November 16, 2010 (Predecessor), and the Year Ended December 31, 2009 (Predecessor)

The Berkshire Gas Company
Index
December 31, 2010 and 2009

Page(s)
Reports of Independent Auditors	1
Financial Statements
Statements of Income (1)	3
Balance Sheets at December 31, 2010 (Successor) and 2009 (Predecessor)	4
Statements of Cash Flows (1)	6
Statements of Changes in Common Stock Equity (1)	7
Notes to Financial Statements	8–30
(1) For the period November 17, 2010 to December 31, 2010 (Successor), the period January 1, 2010 to November 16, 2010 (Predecessor), and the year ended December 31, 2009 (Predecessor).

Report of Independent Auditors

To the Shareholder and Board of Directors
of The Berkshire Gas Company:

In our opinion, the accompanying balance sheet and the related statements of income, of cash flows, and of changes in common stock equity present fairly, in all material respects, the financial position of The Berkshire Gas Company at December 31, 2009 and the results of its operations and its cash flows for the period January 1, 2010 to November 16, 2010 and the year ended December 31, 2009 (the "predecessor periods") in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 31, 2011

PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, CT 06901
T: (203) 539 3000, F:(813) 207 3999, www.pwc.com/

Report of Independent Auditors

To the Shareholder and Board of Directors
of The Berkshire Gas Company:

In our opinion, the accompanying balance sheet and the related statements of income, of cash flows, and of changes in common stock equity present fairly, in all material respects, the financial position of The Berkshire Gas Company at December 31, 2010 and the results of its operations and its cash flows for the period from November 17, 2010 to December 31, 2010 (the "successor period") in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 31, 2011

PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, CT 06901
T: (203) 539 3000, F:(813) 207 3999, www.pwc.com/

The Berkshire Gas Company
Statements of Income (1)
December 31, 2010 and 2009
(in thousands)

	Successor	Predecessor
	Period	Period
	November 17, to	January 1, to	Year Ended
	December 31,	November 16,	December 31,
	2010	2010	2009

Operating revenues
Sales and services	$12,529	$54,633	$64,043
Operating expenses
Natural gas purchased	5,514	27,259	30,251
Other operating expenses	1,299	10,455	12,927
Maintenance	113	878	990
Goodwill impairment	-	5,994	-
Depreciation and amortization	786	5,742	5,947
Other taxes	270	2,023	2,246
Total operating expenses	7,982	52,351	52,361
Operating income	4,547	2,282	11,682
Other income	(109)	(1,183)	(1,097)
Other deductions	3	41	43
Interest charges, net	406	2,926	3,543
Income before income taxes	4,247	498	9,193
Income taxes	1,660	2,524	3,562
Net income (loss)	2,587	(2,026)	5,631
Preferred stock dividends	1	4	6
Earnings available for common stock	$2,586	$(2,030)	$5,625

(1) For the period November 17, 2010 – December 31, 2010 (Successor), the period January 1, 2010 – November 16, 2010 (Predecessor), and the year ended December 31, 2009 (Predecessor)

The accompanying notes are an integral part of these combined financial statements.

The Berkshire Gas Company
Balance Sheets
December 31, 2010 (Successor) and 2009 (Predecessor)
(in thousands)

	December 31,
	2010	2009

Assets
Current assets
Cash and cash equivalents	$5,993	$370
Accounts receivable and unbilled revenues, net	9,989	9,216
Gas in storage at average cost	4,872	6,231
Materials and supplies at average cost	392	408
Deferred income taxes	909	600
Prepayments and other current assets	1,700	1,807
Total current assets	23,855	18,632
Utility plant, at original cost
Natural gas	156,595	152,529
Less: Accumulated depreciation	50,211	47,453
Net utility plant in service	106,384	105,076
Construction work in progress	100	190
Total utility plant	106,484	105,266
Other property and investments, net	2,975	7,822
Regulatory and other Assets
Debt premium - UIL	8,681	-
Environmental remediation costs	14,498	13,863
Pension benefits	17,445	16,351
Other	4,058	5,203
Total regulatory assets	44,682	35,417
Other assets
Goodwill	52,476	60,660
Prepaid pension benefit	-	1,362
Long term accumulated deferred income taxes	3,127	-
Other	1,193	1,099
Total other assets	56,796	63,121
Total regulatory and other assets	101,478	98,538
Total assets	$234,792	$230,258

The accompanying notes are an integral part of these combined financial statements.

The Berkshire Gas Company
Balance Sheets
December 31, 2010 (Successor) and 2009 (Predecessor)
(in thousands)

	December 31,
	2010	2009

Liabilities
Current liabilities
Current portion of long-term debt	$5,418	$3,000
Notes payable	-	5,700
Accounts payable and accrued liabilities	4,356	5,211
Interest accrued	877	902
Taxes accrued	3,425	223
Environmental reserve	760	760
Derivative liability current	15	15
Other	3,930	4,635
Total current liabilities	18,781	20,446
Regulatory and other liabilities
Regulatory liabilities
Deferred income taxes	7,479	3,688
Unfunded future income taxes	163	182
Pension benefits	2,622	3,405
Accrued removal obligation	23,007	21,879
Total regulatory liabilities	33,271	29,154
Other liabilities
Deferred income taxes	17,533	18,525
Environmental remediation costs	8,070	6,520
Postretirement reserves	5,110	5,171
Other	3,061	3,103
Total other liabilities	33,774	33,319
Total regulatory and other liabilities	67,045	62,473
Long-term debt	40,263	37,000
Total liabilities	126,089	119,919
Commitments and contingencies
Preferred stock
Preferred stock	78	118
Common stock equity
Capital in excess of par value	106,046	98,199
Retained earnings	2,586	12,068
Accumulated other comprehensive loss	(7)	(46)
Total common stock equity	108,625	110,221
Total liabilities and stockholders' equity	$234,792	$230,258

The accompanying notes are an integral part of these combined financial statements.

The Berkshire Gas Company
Statements of Cash Flows (1)
Years Ended December 31, 2010 and 2009
(in thousands)

	Successor	Predecessor
	Period	Period
	November 17, to	January 1, to	Year Ended
	December 31,	November 16,	December 31,
	2010	2010	2009

Cash flows from operating activities
Net income (loss)	$2,587	$(2,026)	$5,631
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
Depreciation	661	5,463	5,976
Amortization of regulatory assets and liabilities	125	279	(29)
Deferred income taxes and investment tax credits, net	347	(1,040)	5,122
Pension income (expense)	30	413	(219)
Changes in current operating assets and liabilities
Accounts and other receivables	(5,322)	4,549	827
Inventories	1,090	285	4,316
Prepayments and other current assets	(97)	(519)	(948)
Accounts payable and accrued liabilities	578	(1,433)	(1,135)
Taxes accrued	1,536	1,666	(123)
Interest accrued	387	(412)	(39)
Other current liabilities	(1,025)	321	(3,483)
Other assets	(7,300)	6,755	(2,841)
Other liabilities	261	1,311	1,794
Net cash (used in) provided by operating activities	(6,142)	15,612	14,849
Cash flows from investing activities
Utility plant additions	(842)	(5,388)	(4,268)
Contributions in aid of construction	(42)	309	306
Other property and investments, net	(27)	4,625	(367)
Net cash used in investing activities	(911)	(454)	(4,329)
Cash flows from financing activities
Long term note repayments	(2,418)	(3,000)	(3,000)
Long term debt issuances	8,681	-	-
Notes payable issuances	-	2,000	-
Notes payable repayments	-	(7,700)	(3,300)
Redemption of preferred stock	-	(40)	(4)
Dividends on preferred stock	(1)	(4)	(6)
Dividends on common stock	-	-	(5,613)
Net cash provided by (used in) financing activities	6,262	(8,744)	(11,923)
Net (decrease) increase in cash and cash equivalents	(791)	6,414	(1,403)
Cash and cash equivalents
Beginning of period	6,784	370	1,773
End of period	$5,993	$6,784	$370

(1)	For the period November 17, 2010 – December 31, 2010 (Successor), the period January 1, 2010 – November 16, 2010 (Predecessor), and the year ended December 31, 2009 (Predecessor)

The accompanying notes are an integral part of these combined financial statements.

The Berkshire Gas Company
Statements of Changes in Common Stock Equity (1)
Years Ended December 31, 2010 and 2009
(in thousands, except number of shares and par value amounts)

	Common Stock				Accumulated
	Outstanding		Capital in		Other	Total
	$2.50 Par Value		Excess of	Retained	Comprehensive	Common
	Share	Amount	Par Value	Earnings	Income (Loss)	Equity

Balance at January 1, 2009 (Predecessor)	100	$250	$98,199	$12,056	$(228)	$110,027
Net income				5,631		5,631
Other comprehensive income, net of tax					182	182
Comprehensive income						5,813
Dividends on common equity				(5,613)		(5,613)
Dividends on preferred stock				(6)		(6)
Balance at January 1, 2010 (Predecessor)	100	250	98,199	12,068	(46)	110,221
Net loss				(2,026)		(2,026)
Other comprehensive income, net of tax					43	43
Comprehensive loss						(1,983)
Dividends on preferred stock				(4)		(4)
Balance at November 16, 2010 (Predecessor)	100	$250	$98,199	$10,038	$(3)	$108,234
Balance at November 17, 2010 (Successor)	100	$250	$106,046	$-	$-	$106,046
Net income				2,587		2,587
Other comprehensive loss, net of tax					(7)	(7)
Comprehensive income						2,580
Dividends on preferred stock				(1)		(1)
Balance at December 31, 2010 (Successor)	100	$250	$106,046	$2,586	$(7)	$108,625

(1)	For the period November 17, 2010 – December 31, 2010 (Successor), the period January 1, 2010 – November 16, 2010 (Predecessor), and the year ended December 31, 2009 (Predecessor)

The accompanying notes are an integral part of these combined financial statements.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

1.	Significant Accounting Policies

Background
The Berkshire Gas Company (Berkshire, the Company, we, our, us) is a subsidiary of Berkshire Energy Resources, a Massachusetts Business Trust, which is a wholly-owned subsidiary of UIL Holdings Corporation.  The Company is engaged in the distribution and sale of natural gas for residential, commercial and industrial use, as well as the transportation of natural gas for larger commercial and industrial users.  The Company also sells and leases gas-burning equipment.  The Berkshire Gas Company is subject to regulation by the Massachusetts Department of Public Utilities (DPU) as it relates to utility service.  Berkshire is currently operating under a 10-year rate plan approved by the DPU which expires on January 31, 2012, pursuant to which Berkshire’s rates can be adjusted annually.  The ROE approved in Berkshire’s rate plan is 10.50%.  The Company’s accounting policies conform to Generally Accepted Accounting Principles (GAAP) as applied to public utilities giving effect to the accounting practices and policies of the DPU.

We have evaluated events or transactions that occurred after December 31, 2010, for inclusion in these financial statements through March 31, 2011, which is the date these financial statements were available to be issued.

Effective November 17, 2010, Berkshire Gas Company became a wholly-owned subsidiary of UIL Holdings Corporation., a U.S. corporation.  The acquisition was a business combination whereby certain subsidiaries of Iberdrola, S.A. including Berkshire Gas Company, became wholly-owned subsidiaries of UIL Holdings Corporation.  The acquisition was completed through the purchase of all of the outstanding common stock of Berkshire Gas Company.  The effects of the acquisition required for accounting purposes, including any allocation of goodwill, were pushed down to Berkshire Gas.  The accompanying financial statements have been adjusted to reflect UIL’s basis in Berkshire Gas.

Basis of Presentation
Due to the acquisition of Berkshire Gas by UIL Holdings Corporation, the Company’s Financial Statements are presented for the following periods:  (i) the successor period November 17, 2010 – December 31, 2010; (ii) the predecessor period January 1, 2010 – November 16, 2010; and (iii) the predecessor period twelve months ended December 31, 2009.  The Balance sheet is presented at December 31, 2010 as the successor company and December 31, 2009 as the predecessor company.

Accounts Receivable
Accounts receivable on the balance sheet are shown net of an allowance for doubtful accounts of $1,260 at December 31, 2010, and $1,150 at December 31, 2009.  Accounts receivable includes unbilled revenues of $1,891 at December 31, 2010, and $1,496 at December 31, 2009.  Accounts receivable do not bear interest although late fees may be assessed.  Bad Debt expense was $417 in 2010 and $288 in 2009.

Unbilled revenues represent estimates of receivables for energy provided but not yet billed.  The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and delivery loss factors.  Changes in those assumptions could significantly affect the estimates of unbilled revenues.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable, determined based on experience and other economic data.  Each month we review the allowance for doubtful accounts and past due accounts over 90 days and/or above a specified amount, and review all other balances on a pooled basis by age and type of receivable.  When we believe that a receivable will not be recovered, we charge off the account balance against the allowance.  Changes in assumptions about input factors such as economic conditions and customer receivables, which are inherently uncertain and susceptible to change from period to period, could significantly affect the allowance for doubtful accounts estimates.

Inventory
The Company acquires firm underground natural gas storage capacity using long-term contracts and fill storage facilities with gas in the summer for subsequent withdrawal in the winter.  The Company holds two gas storage contracts with two different storage contractors.  The storage facilities are located in Pennsylvania, New York and West Virginia.

Winter peaking resources are primarily attached to the local distribution systems and are either owned or are contracted by The Company, which is a Local Distribution Company (LDC).  The Company owns or has rights to the natural gas stored in a Liquefied Natural Gas (LNG) facility directly attached to its distribution system.

Accrued Removal Obligations
We meet the requirements concerning the accounting for regulated operations and recognize a regulatory liability, for financial reporting purposes only, for the difference between removal costs collected in rates and actual costs incurred.  We classify those amounts as accrued removal costs.

As of December 31, 2010 and 2009 accrued removal obligations totaled approximately $23 million and $21.9 million, respectively.  The removal obligation primarily relates to the Company’s mains and services and is reserved through the approved depreciation rates.  Berkshire does not have a legal obligation related to the cost of removal reserve.

Depreciation and Amortization
The Company determines depreciation expense substantially using the straight-line method, based on the average service lives of groups of depreciable property, which include estimated cost of removal, as approved by the DPU.  The Company’s depreciation accruals were equivalent to 3.47% of average depreciable property for 2010 and 2009.

The Company charges repairs and minor replacements to operating expense accounts, and capitalizes renewals and betterments, including certain indirect costs.  The original cost of utility plant retired or otherwise disposed of and the cost of removal less salvage value are charged to accumulated depreciation.

Goodwill
We are required to perform an annual goodwill impairment test at the same time each year and, accordingly, we perform our annual impairment testing of goodwill during the third quarter of each year.  We update the test between annual tests if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value.  The annual analysis of the potential impairment of goodwill requires a two step process.  Step one of the impairment test involves comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

Step two of the goodwill impairment test involves comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Under step two, determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date.  The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

In performing the annual impairment test, for purposes of the step one analysis, we base the determination of the fair value on the income approach, which estimates fair value based on discounted future cash flows.  Based on the decision in May 2010 by Iberdrola to sell Berkshire Gas Company, a triggering event was recognized and the goodwill was immediately tested for impairment according to the two step process outlined above.  It was determined that the fair value of Berkshire Gas Company’s goodwill was less than its carrying value, resulting in a goodwill impairment totaling $5,994.  At November 17, 2010 as part of the acquisition allocation, Berkshire Gas Company recorded an adjustment to goodwill to reduce it by $2,190 to reflect the fair value of the purchase by UIL. (Note 3)

We may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to our performance.  Those market events could include a decline in the forecasted results in our business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect our reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain our credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of our regulators.

New Accounting Standards Adopted
We have adopted new accounting standards issued by the FASB as explained below.

Disclosures About Fair Value Measurements
The FASB has issued a number of new standards related to fair value measurements.

In January 2010, the FASB issued updated guidance to ASC 830 “Fair Value Measurements and Disclosures” which requires disclosure of transfers in and out of assets and liabilities that fall within Level 1 and 2 of the fair value hierarchy as described in Note 10 – Fair Value of Financial Instruments as well as the gross presentation of activities within the reconciliation of changes in the fair value of Level 3 assets and liabilities.  This guidance is effective in the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 reconciliation information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years.  These requirements impact footnote disclosures only and will not affect our results of operation, financial position or cash flows.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

In April 2009 the FASB issued two new standards related to fair value measurements, which we began applying effective April 1, 2009:

•
One of the new standards provides guidance for determining fair value when the volume and level of activity for an asset or liability have significantly decreased and for identifying transactions that are not orderly.  It provides additional guidance to entities for estimating fair value in accordance with existing requirements when the volume and level of activity for an asset or a liability has significantly decreased.  Even in those circumstances, and without considering the valuation technique(s) used, the intention of fair value measurement does not change.  The new standard also provides guidance for identifying circumstances that indicate a transaction is not orderly.  In addition, it amends the disclosures in connection with fair value measurements to require disclosure in interim and annual periods about the inputs and valuation techniques used to measure fair value as well as a discussion of any changes in them during the period; and to require disclosures concerning debt and equity securities according to major security types.  The new standard is effective for interim and annual reporting periods ending after June 15, 2009, and must be applied prospectively.  Our adoption of the new requirements effective for our financial statements issued for fiscal years and interim periods beginning on or after April 1, 2009, did not affect our financial position, results of operation or cash flows.

•
The other new standard provides amended guidance concerning the recognition and presentation of other-than-temporary impairments.  It amends the guidance in U.S. generally accepted accounting principles (GAAP) for other-than-temporary impairment of debt securities (but not equity securities) to make it more operational and to improve the financial statement presentation and disclosure of other-than-temporary impairments on debt and equity securities.  The amended guidance is effective for interim and annual reporting periods ending after June 15, 2009.

In August 2009 the FASB issued an accounting standards update to provide amended guidance concerning the fair value measurement of liabilities.  The key provisions of the amendments include clarification about valuation techniques that are to be used in circumstances in which a quoted price in an active market for the identical liability is not available and that a reporting entity is not to include a separate input or adjustments to other inputs to reflect the existence of a restriction that prevents the transfer of a liability.  The amended guidance is effective for an entity’s first reporting period (including interim periods) beginning after issuance of the update.  We initially began applying the guidance effective October 1, 2009.

In January 2010 the FASB issued amendments to improve disclosures about fair value measurements.  New disclosures that are or will be required include: 1) details of transfers in and out of Level 1 and Level 2 of the fair value measurement hierarchy, and 2) gross presentation of roll forward activity within Level 3 – separate presentation of information about purchases, sales, issuances and settlements.  Entities will also have to provide fair value measurement disclosures for each class of assets and liabilities, as well as disclosures about inputs and valuation techniques for both recurring and nonrecurring Level 2 and Level 3 fair value measurements.  The amendments are effective for interim and annual reporting periods beginning after December 15, 2009, except that the disclosures about Level 3 roll forward activity are effective for fiscal years beginning after December 15, 2010, and interim periods within those fiscal years.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

Our adoption of the various new standards related to fair value measurements had no effect on our financial position, results of operation or cash flows.  Our adoption of the amendments concerning Level 3 roll forward activity effective for fiscal years beginning on or after January 1, 2011, and interim periods within those fiscal years, will not affect our results of operation, financial position or cash flows.

Other (Income)
Other (Income) is composed of interest income on deferred gas costs which is recovered in rates and rental revenues from water heater rentals.

Purchased Gas Adjustment Clause
Berkshire Gas has a cost of gas adjustment clause, approved by the DPU, which enables the Company to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows the Company to recover changes in the market price of purchased natural gas, substantially eliminating the exposure to natural gas price risk.

Regulatory Assets and Liabilities
Berkshire Gas currently meets the requirements concerning the accounting for regulated operations for their regulated natural gas operations in Massachusetts; however, we cannot predict what effect the competitive market or future actions of regulatory entities would have on their ability to continue to do so.  If our company were to no longer meet the requirements concerning accounting for regulated operations for all or a separable part of their regulated operations, we may have to record certain regulatory assets and regulatory liabilities as an expense or as revenue, or include them in accumulated other comprehensive income.

Pursuant to the requirements concerning accounting for regulated operations the Company capitalizes, as regulatory assets, incurred and accrued costs that are probable of recovery in future natural gas rates.

Substantially all regulatory assets for which funds have been expended are either included in rate base or are accruing carrying costs.  It also records, as regulatory liabilities, obligations to refund previously collected revenue or to spend revenue collected from customers on future costs.

Unfunded future income taxes and deferred income taxes are amortized as the related temporary differences reverse.  Other regulatory assets and other regulatory liabilities are amortized over various periods in accordance with our current rate plans.  Amortization of total regulatory assets net of amortization of total regulatory liabilities was $404 in 2010.  Amortization of total regulatory liabilities net of amortization of total regulatory assets was $29 in 2009.

Other regulatory assets as of December consisted of:

	2010	2009

Deferred gas costs	$3,320	$4,352
Recoverable bad debts	570	579
Deferred rate case costs	118	227
Deferred other	50	45
Total other regulatory assets	$4,058	$5,203

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

Related Party Transactions
UIL Holdings provides various administrative and management services to UIL Holdings’ regulated subsidiaries including Berkshire Gas Company, Connecticut Natural Gas Corporation and Southern Connecticut Gas Company.  The cost of services provided to Berkshire Gas Company by UIL Holdings was approximately $122 for the period November 17, 2010 to December 31, 2010.  The cost for services provided to Berkshire Gas by Connecticut Natural Gas Corporation and Southern Connecticut Gas Company during 2010 was $181.  The inter-company receivable balance due from Connecticut Natural Gas Corporation, Southern Connecticut Gas Company was $325 as of December 31, 2010.  Amounts payable to Connecticut Natural Gas Corporation, Southern Connecticut Gas Company and UIL Holdings Corporation as of December 31, 2010 was $339.

Iberdrola USA Management Corporation and its regulated subsidiaries including Connecticut Natural Gas Corporation, Southern Connecticut Gas Company, Central Maine Power, New York State Electric and Gas Corporation provided various administrative and management services to Berkshire Gas, pursuant to service agreements in place through November 16, 2010.  The cost of those services is allocated in accordance with methodologies set forth in the service agreements.  The cost allocation methodologies vary depending on the type of service provided.  The cost for services provided to Berkshire Gas by Iberdrola USA Management Corporation, Central Maine Power and New York State Electric and Gas Corporation for the period January 1, 2010 through November 16, 2010 was $2,868.

During 2009, the cost of services provided to Berkshire Gas by Iberdrola USA Management, Connecticut Natural Gas Corporation, Southern Connecticut Gas Company, Central Maine Power and New York State Electric and Gas Corporation was $3,837.  The inter-company balances owed to Berkshire Gas from Iberdrola USA Management, Connecticut Natural Gas Corporation, Southern Connecticut Gas Company, Central Maine Power and New York State Electric and Gas Corporation was $1,610 as of December 31, 2009.  Amounts payable to Iberdrola USA Management, Connecticut Natural Gas Corporation, Southern Connecticut Gas Company, Central Maine Power, New York State Electric and Gas Corporation was $178 as of November 16, 2010, $486 as of December 31, 2009.

Revenue Recognition
The Company recognizes revenues upon delivery of energy and energy related products and services to its customers.

Pursuant to the DPU, the Company recovers the cost of gas supplies through the seasonal Cost of Gas Adjustment Clause (CGAC), and recovers the cost of other distribution charges through the Local Distribution Adjustment Clause (LDAC).

Berkshire is currently under a 10-year price cap incentive based rate plan approved by the DPU.  This plan, which went into effect in February 2002, allows annually, after a 31-month rate freeze, for an increase in rates of the rate of inflation less a 1% productivity offset.  After five years, the plan would require a mid-period review by the DPU.  In August, 2008, Berkshire received an order from the DPU pursuant to its mid-period review.  Specifically, the DPU found that the Company’s rates under its 10-year price cap incentive based rate plan are just and reasonable and that the plan should continue, without modifications, with successive annual adjustments through 2012.  In September 2010 the DPU allowed for a rate decrease of approximately 0.21%, effective September 1, based on the predetermined formula.  In September 2009 the DPU allowed for a rate increase of approximately 1.2%, effective September 1, based on the predetermined formula.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

Risk Management
The Company has purchased gas adjustment clauses that allow it to recover through rates any changes in the market price of purchased natural gas, substantially eliminating its exposure to natural gas price risk.

To provide financial protection from dramatic weather fluctuations, the Company purchased a weather insurance contract for the calendar year 2010, the winter period from January 1, 2010 through April 30, 2010, and from November 1, 2010 through December 31, 2010.  The cost of the 2010 weather contract is approximately $159 and was recorded as a prepaid asset and amortized over the coverage period.  The amount expensed through November 16, 2010 was $120 with the balance of $39 expensed November 17, 2010 through December 31, 2010.  Berkshire also purchased weather insurance for the same periods in 2009.

The comparative cost for 2009 was $160 and the cost was recorded as a prepaid asset and amortized over the coverage period.  The Company recognized insurance proceeds totaling $123 as of November 16, 2010.  No proceeds were recognized for the period November 17, 2010 through December 31, 2010.  The Company did not recognize insurance proceeds in 2009.  The Company does not hold or issue financial instruments for trading or speculative purposes.

Statements of Cash Flows
The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

	2010	2009

Supplemental disclosure of cash flows information
Cash paid during the year ended December 31	$-	$-
Interest, net of amounts capitalized	3,263	3,494
Income taxes, net of benefits received	1,663	(1,389)

Interest capitalized was $4 in 2010 and $2 in 2009.

Taxes
Berkshire computes its income tax provision on a separate return method.  The determination and allocation of Berkshire's income tax provision and its components are outlined and agreed to in its tax sharing agreement with Iberdrola USA through November 16, 2010.

Deferred income taxes reflect the effect of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amount recognized for tax purposes.  We amortize investment tax credits over the estimated lives of the related assets.

We account for sales tax collected from customers and remitted to taxing authorities on a net basis.

We classify all interest and penalties related to uncertain tax positions as income tax expense.

Unamortized Debt Expense
The issuance costs associated with long-term debt are deferred and amortized over the life of the issue.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

Use of Estimates and Assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period.  Significant estimates and assumptions are used for, but not limited to: (1) allowance for doubtful accounts; (2) asset impairments, including goodwill; (3) depreciable lives of assets; (4) income tax valuation allowances; (5) uncertain tax positions; (6) reserves for professional, workers compensations, and comprehensive general insurance liability risks; (7) contingency and litigation reserves; and (8) environmental remediation liability.  Future events and their effects cannot be predicted with certainty; accordingly, our estimates used in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes.  We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluation, as considered necessary.  Actual results could differ from those estimates.

2.	Acquisition

In May of 2008, Iberdrola S.A. purchased all the outstanding stock of Energy East Corporation, of which Berkshire Gas Company was a wholly owned subsidiary.  The accounting guidance for business combinations as it relates to push down accounting is addressed in SEC Staff Accounting Bulletin No. 54, Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase.  However, in ASC 805-50-S99, the Task Force reached a consensus that push-down accounting is not required for companies that are not SEC registrants.  As such, the Company elected to maintain the books and records on a historical cost basis and the accompanying predecessor financial statements have not been adjusted to reflect purchase accounting by Iberdrola.

On November 16, 2010, UIL Holdings completed its acquisition (the Acquisition) from Iberdrola USA of Berkshire Gas Company.  UIL Holdings accounted for the Acquisition in accordance with ASC 805 “Business Combinations”, whereby the purchase price paid was preliminarily allocated to tangible and intangible assets acquired and liabilities assumed as well as goodwill based upon their fair values as of the closing date.  UIL Holdings has determined that the historical book value of the assets and liabilities of Berkshire Gas Company approximates their fair value given the regulation they operate under in Massachusetts.  Additional adjustments to the values of assets and liabilities recognized in the Acquisition may occur as the allocation of the consideration transferred is finalized during 2011.  Under business combination accounting guidance, UIL Holdings has up to one year from the date of the Acquisition to finalize the allocation of consideration transferred.  The following table summarizes the allocation of the purchase price:

(in millions)

Total identifiable net assets	$54.3
Goodwill	52.5
Total purchase price, net	$106.8

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

UIL “pushed-down” goodwill associated with the Acquisition.  In addition, pre-acquisition retained earnings and accumulated other comprehensive income (loss) balances were “charged” to capital in excess of par value at the time of acquisition.  As a result, Berkshire Gas Company recorded $52,476 of goodwill.  Goodwill is calculated as the excess of the purchase price over the net assets acquired and the contributing factors to the amount recorded include expected future cash flows, potential operational synergies, the utilization of technology and cost savings opportunities in the delivery of certain shared administrative and other services.

The estimated fair values of assets acquired and liabilities assumed are based upon the information that was available as of the acquisition date, which management believes provides a reasonable basis for the estimated values.  Management is analyzing additional data necessary to finalize these fair values, which are subject to change.  While such changes could be significant, management does not expect them to be based upon the information provided to date.  The valuation, and thus the purchase price allocation, is expected to be completed as soon as practicable but no later than one year from the acquisition date.

3.	Goodwill

We do not amortize goodwill, but test it for impairment at least annually.  Impairment testing includes various assumptions, primarily the discount rate, which is based on an estimate of our marginal, weighted-average cost of capital, and forecasted cash flows.  We test the reasonableness of the conclusions of our impairment testing using a range of discount rates and a range of assumptions for long-term cash flows.  In May 2010, as a result of the decision by Iberdrola to sell the Company to UIL Holdings Corporation, an impairment test was performed in accordance with the two step process described in Note 1.  Iberdrola allocated $146 million of the total purchase price, including estimated working capital adjustments to Berkshire Gas Company.  It was determined that the carrying value of the Company exceeded the purchase price agreed to by UIL, resulting in a goodwill impairment of $5,994.

At November 17, 2010 as part of the acquisition allocation, Berkshire Gas Company recorded an adjustment to goodwill to reduce it by $2,190 to reflect the fair value of the purchase by UIL.

We had no impairment of goodwill in 2009 and no impairment was indicated within any of the ranges of assumptions analyzed.  Our discounted cash flow analysis included some points at the low end of the range where the fair value approximated the carrying value.  As a result, management performed more detailed analysis, including scenario analysis.  Management determined that the fair value of Berkshire’s goodwill as of December 31, 2009 was greater than its carrying value.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

The carrying amount of goodwill as of December 31, 2010 and 2009, is shown in the following table.  Goodwill was adjusted to reflect UIL’s purchase.

	Successor	Predecessor
	November 17, to	January 1, to	Year Ended
	December 31,	November 16,	December 31,
	2010	2010	2009

Balance at beginning of period
Goodwill	$52,476	$60,660	$60,660
Impairment for natural gas companies sold		(5,994)
Balance at end of period	52,476	54,666	60,660
Goodwill		60,660	60,660
Accumulated impairment losses		(5,994)	-
	$52,476	$54,666	$60,660

4.	Income Taxes

	Successor	Predecessor
	November 17,	January 1, to
	Through	Through	Year Ended
	December 31,	November 16,	December 31,
	2010	2010	2009

Current
Federal	$1,101	$3,032	$(1,361)
State	213	531	(199)
Current taxes charged to expense	1,314	3,563	(1,560)
Deferred
Federal	289	(889)	4,373
State	63	(108)	797
Deferred taxes charged to expense	352	(997)	5,170
Investment tax credit (ITC) adjustments	(6)	(42)	(48)
Total income tax	$1,660	$2,524	$3,562

The significant increase in current income tax expense in 2010 as compared to 2009 is driven primarily by the effect of environmental costs and bonus depreciation.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

The company’s tax expense differed from the expense at the statutory rate of 35% due to the following:

	Successor	Predecessor
	November 17,	January 1, to
	Through	Through	Year Ended
	December 31,	November 16,	December 31,
	2010	2010	2009

Tax expense at statutory rate	$1,486	$174	$3,217
Effect of goodwill impairment adjustment	-	2,098	-
State taxes, net of federal benefit	180	275	389
ITC amortization	(6)	(42)	(48)
Other	-	19	4
Total income tax	$1,660	$2,524	$3,562

The effective tax rate was 39% in 2010 and 2009.  The adjustment for goodwill impairment recorded as a result of the sale is not recognized as a taxable expense.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

At December 31, 2010 and 2009, the deferred tax assets and liabilities consisted of:

	Successor	Predecessor
	2010	2009

Current deferred income tax assets
Other	$909	$600
Total current deferred income tax assets	909	600
Noncurrent deferred income tax assets
Other	3,127	-
Total noncurrent deferred income tax assets	3,127	-
Total deferred income tax assets	4,036	600
Noncurrent deferred income tax liabilities
Property related	12,909	13,272
Pension	5,357	5,202
Early retirement reserves	(1,831)	(2,003)
Accumulated deferred ITC	416	464
Refundable gas costs	1,341	1,746
Environmental	2,180	2,668
Regulatory and other	4,640	864
Total noncurrent deferred income tax liabilities	25,012	22,213
Less: Amounts classified as regulatory liabilities	-	-
Deferred income taxes	7,479	3,688
Noncurrent deferred income tax liabilities	17,533	18,525
Deferred tax assets	5,867	2,603
Deferred tax liabilities	26,842	24,216
Net accumulated deferred income tax liabilities	$20,975	$21,613

	Successor	Predecessor
Reconciliation of gross income tax reserves	2010	2009

Balance at beginning of period	$168	$-
Increases (decreases) for tax provisions related
to prior years	(5)	168
Balance at end of period	$163	$168

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

The total gross unrecognized tax benefits as of December 31, 2010 was $163 thousand including gross income tax reserves of $159 thousand and interest of $4 thousand.  The total gross unrecognized tax benefits as of December 31, 2009 were $172 thousand including income tax reserves of $168 thousand and interest of $4 thousand.  Gross income tax reserves decreased $5 thousand in 2010, primarily due to the net effect of the state reserve on the federal reserve.  Gross income tax reserves increased $168 thousand in 2009, primarily due to accelerated deductions taken on the 2008 federal and state returns.

We have been audited through 2005 for federal income taxes.  The statute of limitations for state income taxes has expired for all years through 2005.  Our federal returns for 2006 through 2009 are currently under review.  We anticipate the reviews will be completed in the near future.  We cannot predict the ultimate outcome of the reviews.

5.	Long-Term Debt

Details regarding the Company's long-term debt as of December 31 are as follows:

	Interest Rates	Maturity	2010	2009

Description
First Mortgage Bond Series P	10.06%	2019	$10,000	$10,000
Senior Unsecured Note	9.60%	2020	8,000	8,000
Senior Unsecured Note	7.80%	2021	16,000	16,000
Commercial Note	4.76%	2011	3,000	6,000
Unamortized Debt Premium			8,681	-
			45,681	40,000
Less: Current portion liabilities			5,418	3,000
			$40,263	$37,000

The aggregate amounts of maturities due are $5,418 in 2011 and $1,455 in 2012 through 2014.  The First Mortgage Bond is collateralized by substantially all of the utility plant.  The Indentures of the Series P Mortgage Bond and 7.8% Senior Unsecured Note contain certain restrictive and financial covenants, principally a fixed charge ratio, and limitation on funded debt.

As of December 31, 2010, the Company was in compliance with the debt covenants established in connection with the issue of the bonds and notes.

6.	Bank Loans and Other Borrowings

On November 17, 2010, UIL Holdings, and its regulated subsidiaries including Berkshire Gas Company entered into a revolving credit agreement with a group of banks named therein that will expire on November 17, 2014 (the credit facility).  The borrowing limit under the credit facility is $400 million of which $50 million is available to Berkshire.  The credit facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The credit facility also permits the issuance of letters of credit of up to $50 million.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

As of December 31, 2010, Berkshire had $ -0- outstanding under the Credit Facility.  Borrowings under this facility are classified as short-term debt, but the agreement has longer term commitments from banks allowing the Company to borrow and reborrow funds, at its option, to November 17, 2014, thus affording it flexibility in managing its working capital requirements.

Through Iberdrola USA, the Company had a line of credit of $15 million and an uncommitted bilateral credit agreement for a total of $5 million.  A total of $14.3 million was available as of December 31, 2009.  Berkshire, along with other Iberdrola USA operating companies, was a joint borrower in a revolving credit facility providing maximum borrowings of up to $475 million in aggregate of which Berkshire’s allotted line was $15 million through November 16, 2010 and for all of 2009.  Sublimits that total to the aggregate limit applied to each joint borrower and could be altered within the constraints imposed by maximum limits that applied to each joint borrower.  The credit facility had an expiration date in 2012 and required fees on undrawn borrowing capacity.  In connection with this line of credit, the Company borrowed at less than the prime rate.  The uncommitted bilateral credit agreement expired in May 2010.  In lieu of compensating balance requirements, the Company paid facility fees of 8 basis points on the line of credit and 15 basis points on the bilateral credit agreement.

In the Iberdrola revolving credit facility, Berkshire covenants not to permit, without the consent of the lender, its ratio of total indebtedness to total capitalization to exceed 0.65 to 1.00 at any time.  For purposes of calculating the maximum ratio of consolidated indebtedness to total capitalization, the facility excludes from consolidated net worth the balance of Accumulated other comprehensive income (loss) as it appears on the consolidated balance sheet.  The facility contains various other covenants, including a restriction on the amount of secured indebtedness each borrower may maintain.  Continued unremedied failure to comply with those covenants for five business days after written notice of such failure from the lender constitutes an event of default and would result in acceleration of maturity for the party in default.  At December 31, 2009, our ratio of total indebtedness to total capitalization pursuant to the revolving credit facility was 0.29 to 1.00.  We were not in default as of November 16, 2010 and December 31, 2009.

Information as to short-term borrowings for the year ended December 31, is as follows:

	2010	2009

Bank balance outstanding at December 31	$-	$5,700
Average interest rate at end of year	0.24%	0.57%
Weighted average interest rate during the year	0.55%	0.65%

7.	Redeemable Cumulative Preferred Stock

The Company has one series of 4.8% cumulative preferred stock authorized.  The redemption price per share (as well as the amount due on voluntary liquidation) is $100.00.  The provisions of the 4.8% cumulative preferred stock require the Company to offer to purchase up to 450 shares at par annually on September 15th.  Pursuant thereto, the Company purchased 406 shares during calendar year 2010 and 36 shares during calendar year 2009.  As of December 31, 2010, Berkshire did not have any authorized but unissued preferred stock.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

At December 31, 2010 and 2009, the preferred stock was:

(in thousands except per share amounts)
Redemption
	Par Value	Price
Series	Per Share	Per Share	Shares Authorized and Outstanding		Amount
			2010	2009	2010	2009

Berkshire Gas, 4.80%	$ 100	$ 100	$ 776	$ 1,182	$ 78	$ 118

8.	Commitments and Contingencies

Capital Spending
The Company has no material commitments in connection with its capital spending program.  We plan to invest $9,600 in our energy delivery infrastructure in 2011.  Capital spending is expected to be paid for with both short-term debt and internally-generated funds.  The program is subject to periodic review and revision.  The Company’s capital spending will be primarily for the extension of energy delivery service and necessary improvements to existing facilities.

9.	Environmental Liability

From time to time, environmental laws, regulations and compliance programs may require changes in the Company’s operations and facilities and may increase the cost of natural gas service.

The Massachusetts Department of Environmental Protection and U.S. Environmental Protection Agency have notified the Company that it is among the potentially responsible parties who may be liable for costs incurred to remediate certain hazardous substances at three waste sites.  These sites are listed on the Massachusetts Confirmed Disposal Site List.  In 1990, the DPU issued a generic ruling on cost recovery for environmental cleanup with respect to former gas manufacturing sites.  Under the ruling, the Company will recover prudently incurred annual cleanup costs, excluding carrying costs and an allowance for deferred tax benefits, over a seven-year period through the LDAC.  This ruling also provides for the sharing of any proceeds received from insurance carriers equally between the Company and its ratepayers, and establishes maximum amounts that can be recovered from customers in any one year.

It is anticipated that through 2023 the level of expenditures for the sites will range from $5,580 to $15,975.  The Company has recorded as a liability the most likely cost of $8,830 at December 31, 2010 and $7,280 at December 31, 2009.  The Company recorded a corresponding regulatory asset since the company believes that it is probable that costs incurred will be recovered through rates using the formula discussed above.  The Company's unamortized costs, which were recognized as a regulatory asset, were $5,668 and $6,583 at December 31, 2010 and 2009, respectively.  The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action, changes in technology relating to remedial alternatives and changes to current laws and regulations.  Berkshire’s environmental liabilities are recorded on an undiscounted basis.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

10.	Fair Value of Financial Instruments

The carrying amounts and estimated fair values of the Company’s long-term debt are shown in the following table.  The fair values are based on quoted market prices for the same or similar issues of the same remaining maturities.

	2010		2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

First Mortgage Bond-Series P	$10,000	$13,500	$10,000	$12,181
Various Long-Term Debt	35,681	32,310	30,000	34,225
	$45,681	$45,810	$40,000	$46,406

The carrying amounts for cash and cash equivalents, accounts receivables and unbilled revenues, net and notes payable approximate their estimated fair values.

We value all fixed rate long-term debt, whether unsecured or secured by a first mortgage lien, taxable or tax-exempt, by assigning a market-based yield for each security and then deriving the price from the yield.  Market-based yields are determined by observing secondary market trading levels for debt of similar maturity, rating, tax and structural characteristics.

11.	Lease Obligations

Berkshire Gas has lease arrangements for data processing equipment, office equipment, office space and land.

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities, land and a wide variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

2011	$59
2012	52
2013	17
2014	15
2015	-
$143

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

12.	Retirement Benefits

Berkshire Gas has a noncontributory funded retirement income plans covering substantially all employees.  The cost of the plans is actuarially determined, and it is the Company's policy to fund accrued pension costs.  The Company uses a December 31 measurement date for its pension plans.

	Successor	Predecessor
	November	January 1,
	17, through	through
	December 31,	November 16,
Pension obligations and funded status	2010	2010	2009

Change in benefit obligation
Benefit obligation beginning balance	$35,162	$29,845	$27,873
Service cost	58	532	514
Interest cost	146	1,585	1,693
Amendments	-	336	-
Actuarial (gain) loss	(1,585)	3,886	999
Special termination benefits	-	175	-
Benefits paid	(112)	(1,197)	(1,234)
Benefit obligation ending balance	33,669	35,162	29,845
Change in plan assets
Fair value of plan assets at beginning of period	29,809	30,293	26,242
Actual return on plan assets	2,883	752	5,284
Adjustment	-	(39)	-
Benefits paid	(112)	(1,197)	(1,233)
Fair value of plan assets at end of period	32,580	29,809	30,293
Over (under) funded status at end of period	$(1,089)	$(5,353)	$448

	Pension Benefits
	December 31,
	2010	2009

Amounts recognized in the balance sheet
Non current assets	$456	$1,362
Non current liabilities	(1,545)	(914)
	$(1,089)	$448
The Prepaid Benefit Cost is $-0- and $1,362 at December 31, 2010 and 2009, respectively.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

We have determined that we are allowed to defer as regulatory assets or regulatory liabilities items that would otherwise be recorded in accumulated other comprehensive income pursuant to the accounting requirements concerning defined benefit pension plans.  Amounts recognized as regulatory assets or regulatory liabilities consist of:

	Pension Benefits
	December 31,
	2010	2009

Amounts recognized in regulatory assets
Net (gain) loss	$(4,256)	$16,325
Prior service cost	-	26
	$(4,256)	$16,351

Our accumulated benefit obligation for the defined benefit pension plans was $31 and $27 million at December 31, 2010 and 2009, respectively.

Both the projected benefit obligation and the accumulated benefit obligation exceeded the fair value of pension plan assets of the Berkshire Gas’ plans as of December 31, 2010 and 2009.  The following table shows the aggregate projected and accumulated benefit obligations and the fair value of plan assets for Berkshire’s plans for the relevant periods.

	December 31,
	2010	2009

Projected benefit obligation	$18,197	$16,468
Accumulated benefit obligation	16,676	14,795
Fair value of plan assets	16,651	15,553

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

Components of net periodic benefit cost and other amounts recognized in regulatory assets and regulatory liabilities:
	Successor	Predecessor
	November 17,	January 1,
	Through	Through
	December 31,	November 16,
Pension Benefits	2010	2010	2009

Net periodic benefit cost
Service cost	$58	$532	$514
Interest cost	146	1,585	1,693
Expected return on plan assets	(211)	(2,749)	(3,043)
Amortization of prior service cost	-	4	62
Amortization of net loss	-	789	555
Special termination benefit charge	-	175	-
Net periodic benefit income (costs)	(7)	336	(219)
Other changes in plan assets and benefit
obligations recognized in regulatory
assets and regulatory liabilities
Net (gain) loss	(4,256)	5,922	(1,243)
Prior service cost	-	336	-
Amortization of net loss	-	(789)	(554)
Amortization of prior service cost	-	(4)	(62)
Total recognized in regulatory assets
and regulatory liabilities	(4,256)	5,465	(1,859)
Total recognized in net periodic benefit
costs and regulatory assets and
regulatory liabilities	$(4,263)	$5,801	$(2,078)

Net periodic benefit (income) loss is included in other operating expenses.

There are no amounts of net gains, losses or prior service costs that are expected to be amortized from regulatory assets or regulatory liabilities into net periodic costs for the fiscal year ending December 31, 2011.

We expect that no pension benefit or postretirement benefit plan assets will be returned to us during the fiscal year ended December 31, 2011.

	Pension Benefits
	2010	2009

Weighted-average assumptions used to
determine benefit obligations at December 31
Discount rate	5.30%	5.80%
Rate of compensation increase	3.50%	4.00%

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

As of December 31, 2010, we decreased our discount rate from 5.80% to 5.30%.  The discount rate is the rate at which the benefit obligations could presently be effectively settled.  We determined the discount rate developing a yield curve derived from a portfolio of high grade noncallable bonds that closely matches the duration of the expected cash flows of our benefit obligations.

	Pension Benefits
	2010	2009

Weighted-average assumptions used to determine
net periodic benefit cost net periodic benefit cost
years ended December 31
Discount rate	5.00%	6.10%
Expected long-term return on plan assets	8.50%	8.75%
Rate of compensation increase	4.00%	4.00%

We developed our expected long-term rate of return on plan assets assumption based on a review of long-term historical returns for the major asset classes.  That analysis considered current capital market conditions and projected conditions.  Berkshire amortizes unrecognized actuarial gains and losses either over 10 years from the time they are incurred or using the standard amortization methodology, under which amounts in excess of 10% of the greater of the projected benefit obligation or market-related value are amortized over the plan participants’ average remaining service to retirement.

Plan Assets
The Company’s share of the pension benefit plan assets were transferred as part of the acquisition on November 17, 2010.  UIL Holdings is responsible for the oversight and management of these assets and has engaged BNY Mellon as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.  Target allocations are currently being developed for the long-term.  In the interim, the assets have been invested in index funds which are approximately 50% equities and 50% fixed income instruments.  The governance process is similar to that of the UI Pension Plan assets, including oversight by the Retirement Benefits Plans Investment Committee of the Board of Directors in conjunction with management.

The fair value of the pension assets related to Berkshire Gas Company as of December 31, 2010 was $32,580 and was Level 1 pension assets invested exclusively in Mutual Funds.  The determination of fair value of the Level 1 pension assets was based on quoted prices, as of December 31, 2010.  Changes in the fair value of pension benefits are accounted for in accordance with ASC 715 Compensation – Retirement Benefits.

As of December 2009, our pension benefits plan assets were held in a master trust providing for a single trustee/custodian, a uniform investment manager lineup, and an efficient, cost-effective means of allocating expenses and investment performance to each plan under the master trust.  Our primary investment objective is to ensure that current and future benefits obligations are adequately funded and with volatility commensurate with our tolerance for risk.  Preservation of capital and achievement of sufficient total return to fund accrued and future benefits obligations are of highest concern.  Our primary means for achieving capital preservation is through diversification of the trust’s investments while avoiding significant concentrations of risk in any one area of the

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

securities markets.  Within each asset group, further diversification is achieved through utilizing multiple asset managers and systematic allocation to various asset classes; providing broad exposure to different segments of the equity, fixed-income and alternative investment markets.

Our asset allocation policy was the most important consideration in achieving our objective of superior investment returns while minimizing risk.  We established a target asset allocation policy within allowable ranges for our pension benefits plan assets of 58% equity securities, 27% fixed income and 15% for all other types of investments.  The target allocations within allowable ranges were further diversified into 30% large cap domestic equities, 10% medium and small cap domestic equities and 18% international equity securities.  Fixed income investment targets and ranges were segregated into core fixed income at 5%, long dated corporate securities 6%, annuity contracts 13% and high yield fixed income 3%.  All fixed income investments were in domestic securities.  Other, alternative investment targets were 5% each for real estate, absolute return and strategic markets.  Systematic rebalancing within the target ranges, should any asset categories drift outside their specified ranges, increased the probability that the annualized return on the investments was enhanced, while realizing lower overall risk.

Berkshire Gas Company’s allocation of the fair values of Iberdrola USA consolidated pension benefits plan assets at December 31, 2009, by asset category are shown in the following table:

		Fair Value Measurements at
		December 31, 2009, Using
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Asset Category
Cash and cash equivalents	$512	$11	$501	$-
U.S. government securities	666	666	-	-
Common stocks	13,451	13,414	37	-
Registered investment companies	1,602	1,602	-	-
Corporate bonds	4,898	-	4,898	-
Preferred stocks	92	92	-	-
Common/collective trusts	4,814	-	840	3,974
Partnership/joint venture interests	1,252	-	-	1,252
Real estate investments	545	-	-	545
Other investments, principally annuity
and fixed income	2,461	279	420	1,762
	$30,293	$16,064	$6,696	$7,533

Valuation techniques
We value our pension benefits plan assets as follows:

•	Cash and cash equivalents – Level 1: at cost, plus accrued interest, which approximates fair value.

•	Level 2: propriety cash associated with other investments bases on yields currently available on comparable securities with similar credit ratings.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

  U.S. government securities, Common stocks and Registered investment companies - at the closing price reported in the active market in which the security is traded.
  Corporate bonds- based on yields currently available on comparable securities of issuers with similar credit ratings
  Preferred stocks –at the closing price reported in the active market in which the individual investment is traded.
  Common/collective trusts and Partnership/joint ventures – using the Net Asset Value (NAV) provided by the administrator of the fund.  The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding.  The NAV is classified as Level 2 if the plan has the ability to redeem the investment with the investee at NAV per share at the measurement date.  Redemption restrictions or adjustments to NAV based on unobservable inputs result in the fair value measurement being classified as a Level 3 measurement if those inputs are significant to the overall fair value measurement.
  Real estate investments – based on a discounted cash flow approach that includes the projected future rental receipts, expenses and residual values because the highest and best use of the real estate from a market participant view is as rental property.
  Other investments, principally annuity and fixed income- Level 1: at the closing price reported in the active market in which the individual investment is traded.  Level 2: based on yields currently available on comparable securities of issuers with similar credit ratings.  Level 3: when quoted prices are not available for identical or similar instruments, under a discounted cash flows approach that maximizes observable inputs such as current yields of similar instruments but includes adjustments for certain risks that may not be observable such as credit and liquidity risks.
	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Unobservable Inputs (Level 3)
		Common/	Partnership/
	Corporate	Collective	Joint Venture	Real Estate	Other
	Bonds	Trusts	Interests	Investments	Investments	Total

Balance at December 31, 2008	$2	$5,974	$1,474	$810	$2,154	$10,414
Actual return on plan assets
Relating to assets still held at the reporting date	-	35	35	-	-	70
Relating to assets sold during the year	-	1,551	53	(267)	-	1,337
Purchases, sales and settlements	(2)	(3,480)	(275)	18	(345)	(4,084)
Transfers into and/or out of Level 3	-	-	-	-	-	-
Balance at December 31, 2009	-	4,080	1,287	561	1,809	7,737
Transfers into and/or out of Level 3	-	(4,080)	(1,287)	(561)	(1,809)	(7,737)
Balance at December 31, 2010	$-	$-	$-	$-	$-	$-

Cash Flows
Contributions
The Company does not expect to contribute to its pension plan in 2011.

The Berkshire Gas Company
Notes to Financial Statements
December 31, 2010 and 2009
(in thousands of dollars)

Expected Future Benefit Payments
Expected benefit payments, which reflect expected future service, as appropriate, are:

2011	$1,435
2012	1,645
2013	1,744
2014	1,852
2015	1,966
2016–2020	11,490

401k Plan
The Company maintains a 401(k) Post-Retirement Plan for all Company employees.  The Company matches up to 3.5% of a participating employee's annual salary.  The expense related to the 401(k) Plan was $175 through November 16, 2010, $21 from November 17, 2010 through December 31, 2010 and $187 for the year ended December 31, 2009, respectively.